Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

Executive Vice President and COO

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Record Earnings

for the Fourth Quarter and Year-End 2013

AUGUSTA, Ga., Jan. 31, 2014 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported record quarterly net income of $4.4 million for the three months ended Dec. 31, 2013, or $0.65 in diluted earnings per share, compared to $3.9 million, or $0.58 in diluted earnings per share, in the fourth quarter of 2012. For the full year, the company reported record net income of $16.3 million, or $2.45 per diluted share, compared to net income of $14.4 million, or $2.16 per diluted share, for 2012.

"We are pleased to have continued our consistently solid performance for 2013 with record earnings for both the fourth quarter and the year," said President and Chief Executive Officer R. Daniel Blanton. "We continued to grow net interest income in a historically low interest rate environment and grew loans in a market with lingering low demand. Another reflection of our strong performance is our improved asset quality, with healthy reductions in nonperforming assets allowing for a continued reduction in our provision for loan losses."

Total assets at Dec. 31, 2013, were $1.7 billion, an increase of $26.8 million from Dec. 31, 2012. Loans outstanding at the end of the fourth quarter were $916.4 million, an increase of $14.9 million from Dec. 31, 2012. Total deposits were $1.5 billion at Dec. 31, 2013, an increase of $33.5 million from Dec. 31, 2012. Cash and cash equivalents totaled $47.3 million at the end of the fourth quarter of 2013.

Net interest income for the fourth quarter of 2013 totaled $13.1 million, a slight increase from the same period in 2012. Noninterest income for the fourth quarter totaled $3.6 million, a decrease from $5.5 million for the same period a year ago, due to lower mortgage origination volume and bond losses taken to improve the Banks’ interest rate risk profile in anticipation of rising rates. Noninterest expense was $9.1 million in the fourth quarter of 2013, a 19.3 percent decrease from a year ago resulting from reduced salary and other real estate expenses.

The net interest margin was 3.21 percent for the quarter-ended Dec. 31, 2013, compared to 3.31 percent for the third quarter of 2013, and 3.30 percent for the same period a year ago. Annualized return on average assets (ROA) was 1.01 percent for the fourth quarter of 2013, an increase of 9 basis points from the same period a year ago, and annualized return on average shareholder's equity (ROE) was 13.02 percent, an increase of 150 basis points from the fourth quarter of 2012.

Nonperforming assets at Dec. 31, 2013, were 1.58 percent of total assets, compared to 1.78 percent at Sept. 30, 2013, and 2.08 percent at Dec. 31, 2012. Net charge-offs for the fourth quarter of 2013 totaled 0.68 percent of average loans on an annualized basis, compared to 1.17 percent annualized in the third quarter of 2013 and 0.84 percent annualized in the fourth quarter of 2012. The company held $1.0 million in OREO at Dec. 31, 2013, compared to $3.5 million at December 31, 2012.

The company's loan-loss provision expense was $1.4 million in the fourth quarter of 2013, a 26.3 percent decrease from $1.9 million in the third quarter of 2013, and a 11.50 percent decrease from $1.6 million in the fourth quarter a year ago. The allowance for loan losses at Dec. 31, 2013, was $26.4 million, or 2.92 percent of loans outstanding, compared to $28.8 million, or 3.31 percent of loans outstanding, at Dec. 31, 2012.

Net interest income for the 12 months ended Dec. 31, 2013, was $52.8 million, a 2.3 percent increase from $51.6 million in the full year 2012. Noninterest income was $18.5 million for the 12 months ended Dec. 31, 2013, a 15.4 percent decrease from $21.9 million in the same period of 2012, as a result of a decrease in mortgage income for the year and intentionally taken bond losses. Noninterest expense was $40.4 million for the full year 2013, compared to $44.4 million in the same period in 2012.

"We saw expected decreases in noninterest income for the fourth quarter and the year," said Blanton. "We have actively worked to position the balance sheet for increasing interest rates, and we maintain strong loan loss reserves, in keeping with our consistent long term approach to our business."

On January 15, 2014, the Board of Directors of Southeastern Bank Financial Corp. declared a regular quarterly cash dividend of $0.13 per share of common stock payable on February 14, 2014, to shareholders of record as of January 31, 2014. Based on the share price of $21.18 at the close of business on Thursday, January 30, 2014, this dividend represents an annualized yield to shareholders of 2.46%.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank's local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

	December 31,
	2013	December 31,
Assets	(Unaudited)	2012

Cash and due from banks	$36,766,420	$39,565,757
Interest-bearing deposits in other banks	10,570,222	4,322,317
Cash and cash equivalents	47,336,642	43,888,074

Available-for-sale securities	649,979,319	654,738,964

Loans held for sale	10,638,179	30,051,204

Loans	905,712,691	871,446,844
Less allowance for loan losses	26,408,723	28,846,336
Loans, net	879,303,968	842,600,508

Premises and equipment, net	27,002,697	26,145,378
Accrued interest receivable	6,221,061	6,602,879
Bank-owned life insurance	35,744,649	34,825,588
Restricted equity securities	4,869,600	5,295,600
Other real estate owned	1,013,563	3,489,887
Prepaid FDIC assessment	—	2,023,977
Deferred tax asset	21,022,576	10,406,187
Other assets	6,193,363	2,434,228

	$1,689,325,617	$1,662,502,474

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$187,287,015	$158,066,510
Interest-bearing:
NOW accounts	351,798,554	349,531,376
Savings	521,656,334	504,193,793
Money management accounts	16,065,409	18,032,530
Time deposits of $100,000 or more	293,003,961	280,870,648
Other time deposits	84,991,883	110,576,827
	1,454,803,156	1,421,271,684

Securities sold under repurchase agreements	808,311	976,433
Advances from Federal Home Loan Bank	64,000,000	64,000,000
Accrued interest payable and other liabilities	16,598,876	18,924,619
Subordinated debentures	21,546,646	21,546,646

Total liabilities	1,557,756,989	1,526,719,382

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares
authorized; 0 shares outstanding in 2013 and
2012, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares
authorized; 6,680,225 and 6,680,225 shares issued in
2013 and 2012, respectively; 6,679,982 and 6,675,000
shares outstanding in 2013 and 2012, respectively	20,040,675	20,040,675
Additional paid-in capital	62,863,774	62,835,122
Retained earnings	58,768,914	45,028,153
Treasury stock, at cost; 243 and 5,225 shares in
2013 and 2012, respectively	(3,380)	(72,680)
Accumulated other comprehensive income (loss), net	(10,101,355)	7,951,822

Total stockholders' equity	131,568,628	135,783,092

	$1,689,325,617	$1,662,502,474

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$11,375,646	$11,732,583	$46,478,776	$46,692,599
Investment securities	4,009,862	4,093,654	15,763,823	16,895,170
Interest-bearing deposits in other banks	20,945	20,272	71,085	81,848
Total interest income	15,406,453	15,846,509	62,313,684	63,669,617
Interest expense:
Deposits	1,643,282	2,106,626	6,793,541	9,425,091
Securities sold under repurchase agreements	640	2,602	6,265	12,010
Other borrowings	684,095	686,102	2,714,121	2,596,700
Total interest expense	2,328,017	2,795,330	9,513,927	12,033,801
Net interest income	13,078,436	13,051,179	52,799,757	51,635,816
Provision for loan losses	1,391,745	1,573,465	7,437,791	8,140,563
Net interest income after provision for loan losses	11,686,691	11,477,714	45,361,966	43,495,253
Noninterest income:
Service charges and fees on deposits	1,838,583	1,819,570	7,155,146	6,848,502
Gain on sales of loans	1,127,436	2,471,324	6,843,443	9,738,712
Gain on sale of fixed assets, net	4,194	—	25,898	10,459
Investment securities gains (losses), net	(703,259)	(120,192)	(895,204)	320,994
Other-than-temporary loss:
Total impairment loss	—	—	—	(13,314)
Less loss recognized in other comprehensive income	—	—	—	(4,268)
Net impairment loss recognized in earnings	—	—	—	(9,046)
Retail investment income	553,959	494,764	2,099,021	1,941,313
Trust service fees	294,690	288,611	1,184,474	1,145,695
Earnings from cash surrender value of bank-owned life insurance	289,590	281,225	1,186,553	1,112,100
Miscellaneous income	189,424	221,217	897,364	756,491
Total noninterest income	3,594,617	5,456,519	18,496,695	21,865,220
Noninterest expense:
Salaries and other personnel expense	5,028,984	6,546,113	23,079,461	25,889,475
Occupancy expenses	907,097	982,430	3,721,582	4,093,548
Other real estate losses, net	13,969	532,348	641,777	1,784,617
Other operating expenses	3,153,867	3,226,654	12,922,900	12,671,510
Total noninterest expense	9,103,917	11,287,545	40,365,720	44,439,150
Income before income taxes	6,177,391	5,646,688	23,492,941	20,921,323
Income tax expense	1,813,032	1,750,627	7,147,212	6,486,350
Net income	$4,364,359	$3,896,061	$16,345,729	$14,434,973
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	343,754	173,776	1,647,857	(154,049)
Unrealized gain (loss) on securities available-for-sale	(7,232,944)	(1,664,019)	(32,089,995)	7,530,452
Reclassification adjustment for realized (gain) loss
on securities, net of OTTI	703,259	120,192	895,204	(311,948)
Tax effect	2,406,327	532,950	11,493,757	(2,748,073)
Total other comprehensive income (loss)	(3,779,604)	(837,101)	(18,053,177)	4,316,382
Comprehensive income (loss)	$584,755	$3,058,960	$(1,707,448)	$18,751,355
Basic net income per share	$0.65	$0.58	$2.45	$2.16
Diluted net income per share	$0.65	$0.58	$2.45	$2.16
Weighted average common shares outstanding	6,679,982	6,675,000	6,678,914	6,678,215
Weighted average number of common and
common equivalent shares outstanding	6,679,982	6,675,000	6,678,914	6,678,215